September 2, 2008

LETTER OF INTENT

Jim MacKenzie
Silverstar Mining Corp.

DearJim:

This Letter of Intent setsforth the basicterms and provisions under which Gold Canyon Partners, LLP Company (hereinafter"GCP") agreesto sell a l00Yointerestin mining operationson a certain mining property commonly known asthe Cobalt CanyonGold Project, in the Chief District, locatedin Lincoln County, Nevada,and more fully describedin Schedule"A" attached hereto (hereinafterthe "Properties") to SilverstarMining Corporation (hereinafter"Silverstar").

1.	Warrantiesand Representationsof GCP

a.	GCP warrantsand representsthat it is the owner of the Properties.

b.	GCP warrantsand representsthat it has all of the requisite authority to enter into and perform this Letter of Intent and any subsequentagreementsas a result thereof.

2.	Definitive Aereements

a.

Upon the signing of this Letter of Intent, GCP and Silverstarshall negotiateand enter into a definitive and comprehensiveagreementregardingthe transaction contemplatedby this Letter of Intent, incorporatingthe terms and provisions and suchother terms and provisions as the partiesheretodeemappropriate,in a form and substancesatisfactoryto the partieshereto. All provisions of this Letter of Intent shall be supersededand replacedby said agreement,which, when executed, may be specifically enforced. GCP and Silverstaragreethat time is of the essence and intend to completethe agreementby November 30, 2008. In the event that GCP and Silverstarcannotcompletethe definitive agreementbefore November 30, 2008, this Letter of Intent shall automaticallyterminate,unlessextendedby mutual agreement.

3.	Asreement

a.	Silverstarshallpay GCP $15,000USD upon signingof the agreementfor a 90 day standstill and the opportunity to completedue diligence.

b.	The salewill include twenty-two unpatentedlode claims, more fully describedin Schedule"A" and attachedhereto.

c.	Scheduleof Payments:This will be negotiatedby both GCP and Silverstarover the 90 day standstill agreement.

d.

Prior to the signing of the saleagreement,Silverstarshall have the right to conduct its due diligence with regardto all information relatedto the Properties, including, but not limited to, previous exploration work including drill logs, land title, leaseagteements,environmentalissues,easementsand encumbrances.GCP agreesto assistSilverstarin this regardby providing all necessaryinformation. All information will be confidential betweenthe parties.

4.	Other Terms and Provisions

a.	Neither party may assignthis Letter of Intent without the permissionof the other party, suchconsentnot to be unreasonablywithheld.

b.

Each party agreesto executeand deliver suchadditional documentsand instrumentsas may reasonablybe requiredto effect fully the transaction contemplatedby this Letter of Intent so long as the terms thereof are consistent with the terms of this Letter of Intent.

c.

Each party may rely upon the signatureof eachother party on the Letter of Intent, which is transmittedby facsimile or email as constituting a duly authorized, irrevocably, actual,current delivery of this Letter of Intent with the original ink signatureof the transmitting party.

     If the terms and conditions of the Letter of Intent areacceptableto you, pleasehave it executedand return one copy to GCP.

Sincerely,
Gold CanyonPartners,LLP

Partner

     The aboveterms and conditions of the aboveLetter of Intent are agreedas of this 5 day of September 2008.

Jim MacKenzie. Silve

SCHEDULE "A"

List of Unpatented Claimswhichcomprise theProperty:

Claim Name		NMC No.

Cobalt	204	NMC939050
Cobalt	205	NMC939051
Cobalt	206	NMC939052
Cobalt	207	NMC939053
Cobalt	208	NMC939054
Cobalt	209	NMC939055
Cobalt	210	NMC939056
Cobalt	211	NMC939057
Cobalt	212	NMC939058
Cobalt	135	NMC963656
Cobalt	136	NMC963657
Cobalt	145	NMC963658
Cobalt	146	NMC963659
Cobalt	155	NMC963660
Cobalt	156	NMC963661
Cobalt	213	NMC963662
Cobalt	214	NMC963663
Cobalt	215	NMC963664
Cobalt	223	NMC963665
Cobalt	224	NMC963666
Cobalt	225	NMC963667
Cobalt	233	NMC963668